Exhibit 23.5
 [GLJ Petroleum Consultants Ltd. Letterhead]

LETTER OF CONSENT

TO: Mr. Martin H. Eden
Chief Financial Officer
Gran Tierra Energy Inc.
300, 611 - 10th Ave, SW
Calgary, Alberta T23R 0B2
Canada

Re: Gran Tierra Registration Statements:
Form S-3
Filed with the U.S. Securities Exchange Commission

As the independent reserve engineers for Gran Tierra Energy Inc. (Gran Tierra), GLJ Petroleum Consultants Ltd. hereby confirms that it has granted and not withdrawn its consent to the reference to GLJ’s review of Gran Tierra’s reserves as of December 31, 2008 in the form and context incorporated by reference by Gran Tierra in this Form S-3 filed with the U.S. Securities and Exchange Commission.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Leonard L. Herchen
Leonard L. Herchen, P. Eng.
Manager, Engineering

Dated: April 24, 2009
Calgary, Alberta
CANADA